Exhibit 99.1

Press Release

BayCom Corp Reports 2023 First Quarter Earnings of $7.0 Million

WALNUT CREEK, CA, April 20, 2023--(Business Wire) BayCom Corp (“BayCom” or the “Company”) (NASDAQ: BCML), the holding company for United Business Bank (the “Bank” or “UBB”), announced earnings of $7.0 million, or $0.55 per diluted common share, for the first quarter of 2023, compared to earnings of $8.1 million, or $0.62 per diluted common share, for the fourth quarter of 2022 and $6.5 million, or $0.51 per diluted common share, for the first quarter of 2022.

Net income for the first quarter of 2023 compared to the fourth quarter of 2022 decreased $1.0 million, or 12.5%, primarily as a result of a $1.2 million decrease in net interest income, a $798,000 increase in provision for credit losses, and a $181,000 increase in noninterest expenses, partially offset by a $946,000 increase in noninterest income and a $236,000 decrease in provision for income taxes.

Net income for the first quarter of 2023 compared to the first quarter of 2022 increased $556,000, or 8.6%, to $7.0 million primarily as a result of a $2.9 million increase in net interest income and a $1.8 million decrease in noninterest expense, partially offset by a $1.4 million increase in provision for credit losses, a $1.9 million decrease in noninterest income, and a $828,000 increase in provision for income taxes.

George Guarini, Founder, President and Chief Executive Officer, commented, “Our first quarter 2023 financial results are encouraging, despite the turmoil in the banking sector. Our total deposits increased during the quarter and recent deposit activities appear to be within the normal course of business. Like other banks, we are experiencing rising deposits rates. However, our financial metrics including return on earnings assets and ratio of non-performing loans to total loans improved during the quarter.”

Guarini concluded, “The Bank's capital remains well above the regulatory threshold for Well-Capitalized banks, our liquidity position remains strong and our credit quality is holding up. We have continued to repurchase shares, and we increased our cash dividend to shareholders during the first quarter. We think current volatility in the banking sector may yield more merger and acquisition opportunities in the future.”

First Quarter Performance Highlights:

●	Annualized net interest margin was 4.26% for the current quarter, compared to 4.40% in the preceding quarter and 3.63% in the same quarter a year ago.
●	Annualized return on average assets was 1.11% for the current quarter, compared to 1.28% in the preceding quarter and 0.98% in the same quarter a year ago.
●	Assets totaled $2.5 billion at both March 31, 2023 and December 31, 2022, compared to $2.8 billion at March 31, 2022.
●	Loans, net of deferred fees, totaled $2.0 billion at March 31, 2023, December 31, 2022, and March 31, 2022.
●	Nonperforming loans totaled $13.1 million or 0.64% of total loans at March 31, 2023, compared to $15.2 million or 0.75 % of total loans at December 31, 2022, and $12.6 million or 0.63% of total loans at March 31, 2022.
●	The Company adopted the Current Expected Credit Losses ("CECL") standard as of January 1, 2023, which resulted in a one-time adjustment to the allowance for credit losses for loans by $1.5 million (which included the reclassification of the net credit discount on acquired purchased credit impaired loans totaling $845,000) and an allowance for unfunded credit commitments of $45,000, and an after-tax decrease to opening retained earnings of $491,000.

●	The allowance for credit losses for loans totaled $20.4 million, or 1.00% of total loans outstanding, at March 31, 2023, compared to allowance for loan losses of $18.9 million, or 0.94% of total loans outstanding, at December 31, 2022, and $17.7 million, or 0.88% of total loans outstanding, at March 31, 2022. In addition to the CECL adjustment at the beginning of the current quarter, a $315,000 provision for credit losses for loan was recorded during the current quarter compared to a $617,000 and $7,000 provision for loan losses in the prior quarter and the same quarter a year ago, respectively.
●	A $1.1 million provision for credit losses on investment securities available-for-sale was recorded in the current quarter as management fully reserved for one security which was determined to be impaired due to reasons of credit quality at March 31, 2023, compared to no provision for credit losses for investment securities available-for-sale for both the fourth quarter of 2022 and the first quarter of 2022.
●	Deposits totaled $2.1 billion at both March 31, 2023 and December 31, 2022, compared to $2.3 billion at March 31, 2022. At March 31, 2023, noninterest bearing deposits totaled $705.9 million, or 33.2% of total deposits, compared to $773.3 million, or 37.1% of total deposits at December 31, 2022, and $783.1 million, or 33.6% of total deposits at March 31, 2022.
●	The Company repurchased 422,877 shares of common stock at an average cost of $19.08 per share during the first quarter of 2023, compared to 236,985 shares repurchased at an average cost of $18.60 per share during the fourth quarter of 2022, and 57,177 shares repurchased at an average cost of $22.18 per share during the first quarter of 2022.
●	On February 23, 2023, the Company announced the declaration of a cash dividend on the Company’s common stock of $0.10 per share, paid on April 14, 2023 to stockholders of record as of March 10, 2023.
●	The Bank remained a “well-capitalized” institution for regulatory capital purposes at March 31, 2023.

Earnings

Net interest income decreased $1.2 million, or 4.6%, to $25.3 million for the first quarter of 2023 from $26.5 million in the prior quarter and increased $2.9 million, or 13.0%, from $22.4 million in the same quarter a year ago. The decrease in net interest income from the fourth quarter of 2022 reflects higher funding costs related to increased market rates of interest on our deposits and junior subordinated debt. The increase in net interest income from the same quarter in 2022 reflects increases in interest income on loans, cash and cash equivalents and, to a lesser extent, investment securities, including dividends on FRB and FHLB stock, partially offset by higher funding costs related to increased market rates of interest on our deposits and junior subordinated debt. Average interest-earning assets increased $18.3 million, or 0.8%, and decreased $89.8 million, or 3.6% for the three months ended March 31, 2023 compared to the fourth quarter of 2022 and the first quarter of 2022, respectively. Average yield (annualized) on interest earning assets for the first quarter of 2023 was 5.07%, compared to 4.91% for the fourth quarter of 2022 and 4.03% for the first quarter of 2022. The increase in average yields on interest-earning assets during the current quarter reflects increases in market interest rates due to recent increases in the target range for federal funds, including a 50 basis point increase during the first quarter of 2023, to a range of 4.75% to 5.00%. The average rate paid on interest-bearing liabilities for first quarter of 2023 was 1.35%, compared to 0.89% for the fourth quarter of 2022, and 0.64% for the first quarter of 2022.

Interest income on loans, including fees, increased $454,000, or 1.8%, to $26.3 million for the three months ended March 31, 2023 compared to the three months ended December 31, 2022, primarily due to a $31.4 million increase in the average loan balance and a 12 basis point increase in the average loan yield. Interest income on loans, including fees, increased $3.3 million, or 14.5%, for the three months ended March 31, 2023 compared to the three months ended March 31, 2022 primarily due to a $132.8 million increase in the average loan balance and a 35 basis point increase in the average loan yield. The average loan balance totaled $2.0 billion for both the first quarter of 2023 and fourth quarter of 2022, compared to $1.9 billion for the same quarter a year ago. The average yield on loans was 5.24% for the first quarter of 2023, compared to 5.12% for the fourth quarter of 2022 and 4.89% for the first quarter of 2022.

The increase in the average yield on loans from the first quarter of 2022 was due to the impact of increased rates on variable rate loans as well as new loans being originated at higher market interest rates. This increase was partially offset by a

$121,000 decrease in accretion of the net discount on acquired loans and a $130,000 decrease in PPP loan fees recognized when compared to the fourth quarter of 2022, and a $1.3 million decrease in accretion of the net discount on acquired loans and a $1.3 million decrease in PPP loan fees recognized when compared to the first quarter of 2022.

Interest income on loans included $97,000, $218,000, and $1.3 million in accretion of the net discount on acquired loans for the three months ended March 31, 2023, December 31, 2022, and March 31, 2022, respectively. The balance of the net discounts on these acquired loans totaled $371,000, $522,000, and $603,000 at March 31, 2023, December 31, 2022, and March 31, 2022, respectively. Interest income included $3,000 in fees earned related to PPP loans in the quarter ended March 31, 2023, compared to $133,000 in the prior quarter 2022 and $1.3 million in the same quarter of 2022. Interest income also included fees related to prepayment penalties of $269,000 in the quarter ended March 31, 2023, compared to $335,000 in the prior quarter 2022, and $235,000 in the same quarter in 2022.

Interest income on investment securities available-for-sale increased $38,000, or 2.4%, to $1.6 million for the three months ended March 31, 2023 compared to December 31, 2022, and increased $243,000, or 17.4%, from $1.4 million for the three months ended March 31, 2022. Average yield on investment securities available-for-sale increased 13 basis points to 3.52% for the three months ended March 31, 2023, compared to 3.39% for the three months ended December 31, 2022, and increased 37 basis points from 3.15% for the three months ended March 31, 2022. The average balance on investment securities available-for-sale totaled $189.0 million for the three months ended March 31, 2023, compared to $187.5 million and $179.9 million for the three months ended December 31, 2022 and March 31, 2022, respectively.

Interest income on federal funds sold and interest-bearing balances in banks increased $107,000, or 6.2%, to $1.8 million for the three months ended March 31, 2023, compared to $1.7 million for the three months ended December 31, 2022, and increased $1.6 million, or 766.7%, from $211,000 for the three months ended March 31, 2022 as a result of an increase in the average yield. The average yield on federal funds sold and interest-bearing balances in banks increased 71 basis point to 4.56% for the three months ended March 31, 2023, compared to 3.85% for the three months ended December 31, 2022, and increased 434 basis point from 0.22% for the three months ended March 31, 2022. The average balance of federal funds sold and interest-bearing balance in banks totaled $162.8 million for the three months ended March 31, 2023, compared to $177.4 million and $396.6 million for the three months ended December 31, 2022 and March 31, 2022, respectively. In addition, during the first quarter of 2023, we received $332,000 in cash dividends on our FRB and FHLB stock, down 12.4% from $379,000 in the fourth quarter of 2022 and up 23.0% from $270,000 in the first quarter in 2022.

Interest expense increased $1.8 million, or 58.1%, to $4.8 million for the three months ended March 31, 2023, compared to $3.0 million for the three months ended December 31, 2022, and increased $2.3 million, or 95.7%, compared to $2.5 million for the three months ended March 31, 2022, primarily as a result of an increase in the average cost of deposits. Average balance of deposits totaled $2.1 billion for both the first quarter of 2023 and the fourth quarter of 2022, compared to $2.2 billion for the first quarter of 2022. The average cost of funds for the first quarter of 2023 was 1.35% compared to 0.89% for fourth quarter of 2022 and 0.64% for the same quarter in 2022. The increase in the average cost of funds during the current quarter compared to the prior quarter was due to higher interest rates paid on money market and time deposits due to increased competition and pricing pressures resulting from higher market interest rates generally. The average cost of total deposits for the three months ended March 31, 2023 was 0.71%, compared to 0.37% for the three months ended December 31, 2022, and 0.27% for the three months ended March 31, 2022. The average balance of noninterest bearing deposits decreased $67.2 million, or 8.3%, to $742.0 million for the three months ended March 31, 2023, compared to $809.2 million for the three months ended December 31, 2022 and decreased $26.3 million, or 3.4%, to $768.3 million for the three months ended March 31, 2022. In addition, interest expense on junior subordinated debt increased $117,000, or 135.8%, to $203,000 for the three months ended March 31, 2023, compared to $86,000 for the same quarter in 2022 as a result of higher market rates.

Annualized net interest margin was 4.26% for the first quarter of 2023, compared to 4.40% for the fourth quarter of 2022 and 3.63% for first quarter of 2022. The average yield on interest earning assets for the first quarter of 2023 increased 16 basis point and 104 basis point over the average yields for the fourth of 2022 and the first quarter of 2022, respectively, while the average rate paid on interest-bearing liabilities for first quarter of 2023 increased 46 basis points and 71 basis points over the average rates paid for the fourth quarter of 2022 and the first quarter of 2022, respectively. Net interest margin was negatively impacted by higher funding costs outpacing increasing yields on loans, investment securities and fed funds sold and interest bearing-balances in banks.

The average yield on PPP loans including the recognition of deferred PPP loan fees was 1.17%, resulting in no impact to the net interest margin during the first quarter of 2023, compared to an average yield of 2.30% with a positive impact to the net interest margin of three basis points during the prior quarter 2022, and an average yield of 5.89% with a positive impact to the net interest margin of eight basis points during the same quarter in 2022. Accretion of the net discount on acquired loans increased the average yield on loans by seven basis points during the first quarter of 2023, compared to 11 basis points during the prior quarter 2022, and 29 basis points during the same quarter in 2022. At March 31, 2023, there was a total of $5.9 million PPP loans outstanding with a minimal amount of unrecognized deferred fees and costs.

Based on our review of the allowance for credit losses for loans at March 31, 2023, the Company recorded a $315,000 provision for credit losses for loans for the first quarter of 2023, compared to a $617,000 provision for loan losses and a $7,000 provision for loan losses in the prior quarter 2022 and the same quarter in 2022, respectively. The provision for credit losses for loans in the first quarter of 2023 was primarily due to new loan production and, to a lesser extent, a deterioration in forecasted economic conditions and indicators utilized to estimate credit losses and $315,000 in net charge-offs during the first quarter of 2023. In addition, a provision for credit losses for investment securities available-for-sale of $1.1 million was recorded in the current quarter as management fully reserved for one preferred equity security which was impaired due to reasons of credit quality at March 31, 2023, compared to none in the prior quarter 2022 and none in the same quarter in 2022.

Noninterest income for the first quarter of 2023 increased $946,000, or 62.7%, to $2.5 million compared to $1.5 million in the prior quarter 2022 and decreased $1.9 million, or 44.2%, compared to $4.4 million for the same quarter in 2022. The increase in noninterest income for the current quarter compared to the prior quarter 2022 was due to a $379,000 increase in gain on sale of SBA loans (guaranteed portion), primarily due to an increase in the volume of these loans sold during the current quarter, and a $714,000 increase in income from our investment in a Small Business Investment Company (“SBIC”) fund, partially offset by a $97,000 decrease in servicing charges and other fees. The decrease in noninterest income for the current quarter compared to the same quarter in 2022 was primarily due to the recognition of $1.6 million in bargain purchase gain in the first quarter of 2022 with no similar activity in the current quarter 2023, a $725,000 decrease in gain on sale of loans due to a decrease in the volume and premiums observed on SBA loans (guaranteed portion) sold, and a $164,000 decrease in SBIC income, partially offset by a $255,000 increase in servicing charges and other fees.

Noninterest expense for the first quarter of 2023 increased $181,000, or 1.1%, to $16.5 million compared to $16.3 million for the prior quarter 2022 and decreased $1.8 million, or 10.0%, compared to $18.3 million for the same quarter in 2022. The increase in noninterest expense for the first quarter of 2023 compared to the prior quarter 2022 was primarily due to a $307,000 increase in salaries and employee benefits and a $31,000 increase in occupancy and equipment, partially offset by a $155,000 decrease in other noninterest expense. The decrease in noninterest expenses for the first quarter of 2023 compared to the first quarter of 2022 was primarily due to the absence of $3.1 million of nonrecurring acquisition-related expenses related to our acquisition of Pacific Enterprise Bancorp (“PEB”) and its bank subsidiary, Pacific Enterprise Bank, in February, 2022, which were comprised of $555,000 in salary and employee benefits, $1.1 million in data processing expenses, $725,000 in professional and legal fees, $375,000 in occupancy expense, and $347,000 in other expenses. Excluding the acquisition-related expenses, noninterest expenses for the first quarter of 2023 increased $1.2 million, compared to the first quarter of 2022. The increase was comprised of higher salaries and employee benefits of $1.3 million and higher data processing expenses of $265,000, partially offset by decreases in miscellaneous expense of $280,000. Salaries and employee benefits for the first quarter of 2023 increased compared to the same quarter in 2022 primarily due an increase in the number of full-time equivalent employees, reflecting our acquisition of PEB, coupled with retention incentives and salary adjustments due to upward market pressure on wages in 2022.

The provision for income taxes decreased $236,000, or 7.9%, to $2.8 million for the first quarter of 2023 compared to $3.0 million for the prior quarter 2022 and increased $828,000, or 42.8%, to $1.9 million compared to the same quarter in 2022. The effective tax rate for the first quarter of 2023 was 28.2%, compared to 27.1% for the prior quarter 2022, and 23.0% for the same quarter in 2022. The effective tax rate was higher for the first quarter 2023 compared to the prior quarter 2022 due to year-end true-up adjustments related to non-taxable interest income on tax exempt municipal securities in the fourth quarter of 2022 and was higher compared to the same quarter in 2022 due to the non-taxable bargain purchase gain in the first quarter of 2022.

Loans and Credit Quality

Loans, net of deferred fees, increased $23.4 million to $2.0 billion at March 31, 2022, compared to December 31, 2023, and increased $40.6 million compared to March 31, 2022. The increase in loans at March 31, 2023 compared to December 31, 2022 primarily was due to $78.8 million of new loan originations, partially offset by $56.3 million of loan repayments, including $5.1 million in PPP loan repayments. At March 31, 2023, there was a total of $5.9 million PPP loans outstanding compared to $11.1 million at December 31, 2022, and $114.6 million at March 31, 2022.

Nonperforming loans, consisting of non-accrual loans and accruing loans 90 days or more past due, totaled $13.1 million or 0.64% of total loans at March 31, 2023, compared to $15.2 million or 0.75% of total loans at December 31, 2022, and $12.6 million or 0.63% of total loans at March 31, 2022. The decrease in nonperforming loans from the prior quarter was primarily due to the renewal of one loan during the current quarter totaling $934,000 which was 90 days or more past due and in the process of collection at December 31, 2022, and the charge-off of five non-accrual loans totaling $330,000 during the current quarter. The portion of nonaccrual loans guaranteed by government agencies totaled $818,000, $839,000, and $800,000 at March 31, 2023, December 31, 2022, and March 31, 2022, respectively. There were no loans, one loan totaling $934,000 and one loan totaling $117,000, 90 days or more past due and still accruing and in the process of collection at March 31, 2023, December 31, 2022 and March 31, 2022, respectively. Accruing loans past due between 30 and 89 days at March 31, 2023, were $12.4 million, compared to $1.5 million at December 31, 2022, and $3.4 million at March 31, 2022. The increase in accruing loans past due between 30-89 days from the prior quarter was primarily due to timing of borrower payments. Of the total $12.4 million in accruing loans 30-89 days past due at March 31, 2023, $11.6 million of that was 30 days past due with $9.1 million of the $11.6 million being brought current subsequent to March 31, 2023.

At March 31, 2023, the Company’s allowance for credit losses for loans was $20.4 million, or 1.00% of total loans, compared to $18.9 million, or 0.90% of total loans, at December 31, 2022 and $17.7 million, or 0.88% of total loans, at March 31, 2022. We recorded net charge-offs of $315,000 for the first quarter of 2023, compared to net recoveries of $233,000 in the prior quarter 2022 and net charge-offs of $7,000 in the same quarter in 2022.

In accordance with acquisition accounting, loans acquired from acquisitions were recorded at their estimated fair value, which resulted in a net discount to the loans contractual amounts. Credit discounts are included in the determination of fair value and as a result, no allowance for credit losses is recorded for acquired loans at the acquisition date. However, the allowance for credit loss includes an estimate for credit deterioration of acquired loans that occurs after the date of acquisition, which is included in the loan loss provision in the period that the deterioration occurred. The discount recorded on the acquired loans is not reflected in the allowance for credit losses on loans or the related allowance coverage ratios. As of March 31, 2023, acquired loans net of their discount totaled $247.9 million with a remaining net discount on these loans of $371,000, compared to $257.9 million of acquired loans with a remaining net discount of $522,000 at December 31, 2022, and $349.8 million of acquired loans with a remaining net discount of $603,000 at March 31, 2022. The net discount includes a credit discount based on estimated losses in the acquired loans partially offset by a premium, if any, based market interest rates on the date of acquisition.

Deposits and Borrowings

Deposits totaled $2.1 billion at both March 31, 2023, and December 31, 2022, compared to $2.3 billion at March 31, 2022. At March 31, 2023, noninterest bearing deposits totaled $705.9 million, or 33.2% of total deposits, compared to $773.3 million, or 37.1% of total deposits at December 31, 2022, and $783.1 million, or 33.6% of total deposits at March 31, 2022.

At both March 31, 2023, and December 31, 2022, the Company had outstanding junior subordinated debt, net of fair value adjustments, related to junior subordinated deferrable interest debentures assumed in connection with its previous acquisitions totaling $8.5 million, compared to $8.4 million at March 31, 2022. At March 31, 2023, the Company also had outstanding subordinated debt, net of costs to issue, totaling $63.8 million, compared to $63.7 million and $63.5 million at December 31, 2022 and March 31, 2022, respectively.

At March 31, 2023, December 31, 2022 and March 31, 2022, the Company had no other borrowings outstanding.

Shareholders’ Equity

Shareholders’ equity totaled $313.5 million at March 31, 2023, compared to $317.1 million at December 31, 2022, and $324.7 million at March 31, 2022. The decrease from the prior period of 2022 reflects repurchases of $8.1 million of common stock and $1.3 million of accrued cash dividends payable for the quarter. In addition, shareholder’s equity was impacted by the adoption of CECL in the first quarter of 2023, which as of January 1, 2023, resulted in an after-tax decrease to opening retained earnings of $491,000. In addition, shareholder’s equity was adversely impacted by increased unrealized losses on available for sale securities reflecting the increase in market interest rates during the current quarter, resulting in a $1.2 million increase in accumulated other comprehensive loss, net of tax. At March 31, 2023, 58,915 shares remained available for future purchases under the current stock repurchase plan.

About BayCom Corp

The Company, through its wholly owned operating subsidiary, United Business Bank, offers a full-range of loans, including SBA, CalCAP, FSA and USDA guaranteed loans, and deposit products and services to businesses and their affiliates in California, Washington, New Mexico and Colorado. The Bank is an Equal Housing Lender and a member of FDIC. The Company is traded on the NASDAQ under the symbol “BCML”. For more information, go to www.unitedbusinessbank.com.

Forward-Looking Statements

This release, as well as other public or shareholder communications released by the Company, may contain forward-looking statements, including, but not limited to, (i) statements regarding the financial condition, results of operations and business of the Company, (ii) statements about the Company’s plans, objectives, expectations and intentions and other statements that are not historical facts and (iii) other statements identified by the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “intends” or similar expressions that are intended to identify “forward-looking statements”, within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts but instead are based on current beliefs and expectations of the Company’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.

There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors which could cause actual results to differ materially from the results anticipated or implied by our forward-looking statements include, but are not limited to, potential adverse impacts to  economic conditions in our local market areas, other markets where the Company has lending relationships, or other aspects of the Company’s business operations or financial markets, including, without limitation, as a result of employment levels, labor shortages and the effects of inflation, a potential recession or slowed economic growth caused by increasing political instability from acts of war including Russia’s invasion of Ukraine, as well as increasing prices and supply chain disruptions, and any governmental or societal responses to new COVID-19 variants; the uncertain impacts of quantitative tightening and current and future monetary policies of the Federal Reserve; expected revenues, cost savings, synergies and other benefits from our recent acquisition of PEB might not be realized within the expected time frames or at all and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; future acquisitions by the Company of other depository institutions or lines of business;  fluctuations in interest rates; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for credit losses; the Company's ability to access cost-effective funding; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in the Company's market area; increased competitive pressures; changes in management’s business strategies; and other factors described in the Company’s latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission (“SEC”) that are available on our website at www.unitedbusinessbank.com and on the SEC's website at www.sec.gov.

The factors listed above could materially affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake - and specifically declines any obligation - to publicly release the result of any revisions, which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events whether as a result of new information, future events or otherwise, except as may be required by law or NASDAQ rules. When considering forward-looking statements, you should keep in mind these risks and uncertainties. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made.

BAYCOM CORP

STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)

(Dollars in thousands, except per share data)

	Three months ended
	March 31,	December 31,	March 31,
	2023	2022	2022
Interest income
Loans, including fees	$26,255	$25,801	$22,927
Investment securities	1,640	1,602	1,397
Fed funds sold and interest-bearing balances in banks	1,829	1,722	211
FHLB dividends	188	217	149
FRB dividends	144	162	121
Total interest and dividend income	30,056	29,504	24,805
Interest expense
Deposits	3,700	1,963	1,470
Subordinated debt	896	896	896
Junior subordinated debt	203	176	86
Total interest expense	4,799	3,035	2,452
Net interest income	25,257	26,469	22,353
Provision for credit losses	1,415	617	7
Net interest income after provision for credit losses	23,842	25,852	22,346
Noninterest income
Gain on sale of loans	412	33	1,137
Service charges and other fees	885	942	630
Loan servicing fees and other fees	410	507	574
Income (loss) on investment in SBIC fund	489	(225)	197
Bargain purchase gain	—	—	1,665
Other income and fees	261	252	196
Total noninterest income	2,457	1,509	4,399
Noninterest expense
Salaries and employee benefits	11,036	10,729	10,310
Occupancy and equipment	2,027	1,996	2,426
Data processing	1,465	1,467	2,273
Other expense	1,961	2,116	3,312
Total noninterest expense	16,489	16,308	18,321
Income before provision for income taxes	9,810	11,053	8,424
Provision for income taxes	2,764	3,000	1,936
Net income	$7,046	$8,053	$6,488

Net income per common share:
Basic	$0.55	$0.62	$0.51
Diluted	0.55	0.62	0.51

Weighted average shares used to compute net income per common share:
Basic	12,699,476	12,960,723	12,646,981
Diluted	12,699,476	12,960,723	12,646,981

Comprehensive income (loss)
Net income	$7,046	$8,053	$6,488
Other comprehensive loss:
Change in unrealized loss on available-for-sale securities	(1,617)	(677)	(9,761)
Deferred tax benefit	465	196	2,809
Other comprehensive loss, net of tax	(1,152)	(481)	(6,952)
Comprehensive income (loss)	$5,894	$7,572	$(464)

BAYCOM CORP

STATEMENTS OF CONDITION (UNAUDITED)

At March 31, 2023, December 31, 2022, March 31, 2022

(Dollars in thousands)

	March 31,	December 31,	March 31,
	2023	2022	2022
Assets
Cash and due from banks	$28,850	$26,980	$35,532
Federal funds sold and interest-bearing balances in banks	168,688	149,835	391,667
Cash and cash equivalents	197,538	176,815	427,199
Time deposits in banks	2,241	2,241	3,336
Investment securities available-for-sale (AFS)	166,361	167,761	184,673
Allowance for credit loss for investments AFS	(1,100)	—	—
Federal Home Loan Bank ("FHLB") stock, at par	10,679	10,679	10,679
Federal Reserve Bank ("FRB") stock, at par	9,609	9,602	8,547
Loans held for sale	—	2,380	970
Loans, net of deferred fees	2,044,536	2,021,124	2,003,928
Allowance for credit losses for loans	(20,400)	(18,900)	(17,700)
Premises and equipment, net	13,008	13,278	14,257
Other real estate owned ("OREO")	21	21	21
Core deposit intangible	4,832	5,201	6,750
Cash surrender value of bank owned life insurance policies, net	22,359	22,193	21,736
Right-of-use assets	15,706	16,569	13,645
Goodwill	38,838	38,838	38,838
Interest receivable and other assets	43,832	45,532	39,133
Total Assets	$2,548,060	$2,513,334	$2,756,012

Liabilities and Shareholders’ Equity
Noninterest bearing deposits	$705,941	$773,274	$783,110
Interest bearing deposits
Transaction accounts and savings	799,484	837,289	1,089,774
Premium money market	232,404	181,567	146,662
Time deposits	389,940	293,349	310,849
Total deposits	2,127,769	2,085,479	2,330,395
Junior subordinated deferrable interest debentures, net	8,504	8,484	8,423
Subordinated debt, net	63,754	63,711	63,584
Salary continuation plans	4,921	4,840	4,517
Lease liabilities	16,329	17,138	14,177
Interest payable and other liabilities	13,311	16,533	10,262
Total Liabilities	2,234,588	2,196,185	2,431,358

Shareholders’ Equity
Common stock, no par value	196,772	204,588	220,581
Retained earnings	132,670	127,379	108,859
Accumulated other comprehensive loss, net of tax	(15,970)	(14,818)	(4,786)
Total shareholders’ equity	313,472	317,149	324,654
Total Liabilities and Shareholders’ Equity	$2,548,060	$2,513,334	$2,756,012

BAYCOM CORP

FINANCIAL HIGHLIGHTS (UNAUDITED)

(Dollars in thousands, except per share data)

	At and for the three months ended
	March 31,	December 31,	March 31,
Selected Financial Ratios and Other Data:	2023	2022	2022
Performance Ratios:
Return on average assets (1)	1.11%	1.28%	0.98%
Return on average equity (1)	8.84	10.15	8.50
Yield on earning assets (1)	5.07	4.91	4.03
Rate paid on average interest-bearing liabilities	1.35	0.89	0.64
Interest rate spread - average during the period	3.72	4.02	3.39
Net interest margin (1)	4.26	4.40	3.63
Loan to deposit ratio	96.09	96.91	85.99
Efficiency ratio (2)	59.50	58.29	68.48
Charge-offs/(recoveries), net	$315	$(233)	$7

Per Share Data:
Shares outstanding at end of period	12,443,977	12,838,462	13,677,729
Average diluted shares outstanding	12,699,476	12,960,723	12,646,981
Diluted earnings per share	$0.55	$0.62	$0.51
Book value per share	25.19	24.70	23.74
Tangible book value per share (3)	21.68	21.27	20.40

Asset Quality Data:
Nonperforming assets to total assets (4)	0.51%	0.61%	0.46%
Nonperforming loans to total loans (5)	0.64%	0.75%	0.63%
Allowance for credit losses to nonperforming loans (5)	155.84%	124.16%	141.02%
Allowance for credit losses to total loans	1.00%	0.94%	0.88%
Classified assets (graded substandard and doubtful)	$20,863	$20,355	$16,341
Total accruing loans 30‑89 days past due	12,353	1,497	3,406
Total loans 90 days past due and still accruing	—	934	117

Capital Ratios (6):
Tier 1 leverage ratio — Bank	13.26%	13.64%	11.77%
Common equity tier 1 — Bank	16.40%	16.42%	16.03%
Tier 1 capital ratio — Bank	16.40%	16.42%	16.03%
Total capital ratio — Bank	17.43%	17.36%	16.92%
Equity to total assets — end of period	12.30%	12.62%	11.80%
Tangible equity to tangible assets — end of period (3)	10.77%	11.06%	10.32%

Loans:
Real estate	$1,825,633	$1,806,187	$1,665,799
Non-real estate	205,458	201,252	326,838
Nonaccrual loans	13,090	14,289	12,434
Mark to fair value at acquisition	371	(522)	(603)
Total Loans	2,044,552	2,021,206	2,004,469
Net deferred fees on loans (7)	(16)	(82)	(541)
Loans, net of deferred fees	$2,044,536	$2,021,124	$2,003,928

Other Data:
Number of full-service offices	34	34	34
Number of full-time equivalent employees	366	374	352

(1)	Annualized.
(2)	Total noninterest expense as a percentage of net interest income and total noninterest income.
(3)	Represents a non-GAAP financial measure. See “Non-GAAP Financial Measures” below.
(4)	Nonperforming assets consist of nonaccrual loans, accruing loans that are 90 days or more past due, and other real estate owned.
(5)	Nonperforming loans consist of nonaccrual loans and accruing loans that are 90 days or more past due.
(6)	Capital ratios are for United Business Bank only.
(7)	Deferred fees include $3,000, $94,000 and $735,000 as of March 31, 2023, December 31, 2022, and March 31, 2022, respectively, in fees related to PPP loans.

Non-GAAP Financial Measures:

In addition to results presented in accordance with generally accepted accounting principles utilized in the United States (“GAAP”), this earnings release contains the tangible book value per share, a non-GAAP financial measure. Tangible book value per share is calculated by dividing tangible common shareholders’ equity by the number of common shares outstanding at the end of the period. Tangible common shareholders’ equity is calculated by excluding intangible assets from shareholders’ equity. For this financial measure, the Company’s intangible assets are goodwill and core deposit intangibles. The Company believes that this measure is consistent with the capital treatment by our bank regulatory agencies, which excludes intangible assets from the calculation of risk-based capital ratios, and presents this measure to facilitate comparison of the quality and composition of the Company’s capital over time in comparison to its competitors. Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Further, these non-GAAP financial measure should not be considered in isolation or as a substitute for the comparable financial measures determined in accordance with GAAP and may not be comparable to a similarly titled measure reported by other companies.

Reconciliation of the GAAP and non-GAAP financial measures is presented below:

	Non-GAAP Measures
	(Dollars in thousands, except per share data)

	March 31,	December 31,	March 31,
	2023	2022	2022

Tangible Book Value:
Total common shareholders’ equity	$313,472	$317,149	$325,339
less: Goodwill and other intangibles	43,670	44,039	45,588
Tangible common shareholders’ equity	$269,802	$273,110	$279,751

Total assets	$2,548,060	$2,513,334	$2,756,012
less: Goodwill and other intangibles	43,670	44,039	45,588
Total tangible assets	$2,504,390	$2,469,295	$2,710,424

Equity to total assets	12.30%	12.62%	11.78%
Tangible equity to tangible assets	10.77%	11.06%	10.32%
Book value per share	$25.19	$24.70	$23.74
Tangible book value per share	$21.68	$21.27	$20.45

CONTACT:

BayCom Corp

Keary Colwell, 925-476-1800

kcolwell@ubb-us.com

Source: BayCom Corp